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                                                                    EXHIBIT 16.1


                             [KPMG LLP LETTERHEAD]



Securities and Exchange Commission
Washington D.C. 20549


December 22, 1999


Ladies and Gentlemen:


We were previously engaged as principal accountants to audit the financial statements of Har-Whit, Inc. (Har-Whit) and Pitt's and Spitt's, Inc. (P&S) as of and for the nine months ended September 30, 1996, the combined balance sheet of Har-Whit and P&S as of September 30, 1996, and the consolidated balance sheet of Pitt's and Spitt's of Texas, Inc. (PST) as of October 13, 1996. We reported on those financial statements on March 6, 1997. However, on January 5, 1998, we issued written notice to PST that circulation of our report on the October 13, 1996 consolidated balance sheet of PST be ceased, after learning that there was a material misstatement resulting from certain parcels of land being excluded by PST in the purchase price allocation. During 1997 we declined to provide further services to PST and its successors. We have read American International Industries, Inc.'s statements included under Item 3 of its Form 10-SB/A dated December 21, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with American International Industries, Inc.'s statements 1) that in September and October 1997, Mr. Daniel Dror, Sr. and his affiliates gained control of American International Industries, Inc. and subsequently elected a new board of directors, appointed current management and appointed BDO Siedman, LLP as auditors of the company whose appointment was approved by the new board on January 26, 1998, 2) that during the two year period prior to selection of BDO Siedman, LLP the Company did not consult with them on matters of accounting principles or practices, 3) that the change in accountants was as a result of the change in control of ownership of the Company, and 4) that upon appointment of current management, accounting records were updated and reconstructed to enable BDO Siedman, LLP to conduct their audits of American International Industries, Inc. for 1997 and subsequent periods.


Very Truly Yours,


KPMG LLP